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                                                                 Exhibit 2(l)(i)

                   [Letterhead of Simpson Thacher & Bartlett]


                                                        December 9, 2002


Cohen & Steers Advantage Income Realty Fund, Inc.
757 Third Avenue
New York, New York 10017


Ladies and Gentlemen:

                  We have acted as counsel to Cohen & Steers Advantage Income Realty Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-100620 and 811-09993, (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of shares of its auction rate cumulative preferred shares, par value $.001 per share (the "Shares") in connection with the offering described in the Registration Statement.

                  We have examined the Registration Statement and a specimen share certificate which has been filed as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.




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                  We have assumed for purposes of this opinion that prior to the issuance of the Shares, the Fund will have received the approval of Standard & Poor's Corporation and Moody's Investors Services, Inc., pursuant to Part I,
Section 11, item (b) of the Fund's Articles Supplementary filed with the Maryland State Department of Assessment and Taxation on July 20, 2001, as amended.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Pricing Committee of the Board of Directors has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary have been filed with the Maryland State Department of Assessment and Taxation, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter, sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

                  Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP, dated the date hereof.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, and to the extent set forth herein, the Maryland General Corporation Law.




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                  We hereby consent to the filing of this opinion letter as
Exhibit 2(l)(i) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                   Very truly yours,

                                   /s/ Simpson Thacher & Bartlett

                                   SIMPSON THACHER & BARTLETT